                                                                    EXHIBIT 99.2


                              FOR IMMEDIATE RELEASE


For further information contact:
Jeff MacDowell
Vice President -
Finance and Corporate Development
(972) 756-8171


                  DYNAMEX TO FILE TIMELY THIRD QUARTER FORM-10Q

June 15, 1999 -- Dallas, Texas -- Dynamex Inc. (Amex: DDN) today announced the Company will file a Form 12b-25 Notification of Late Filing. The Company will file the Form-10Q for the quarter ended April 30, 1999 and Form-10Q/A for the quarter ended April 30, 1998 within five calendar days in order to meet the timely filing requirements of the United States Securities and Exchange Commission.

These filings may be amended subject to the outcome of the review of potentially unsupportable accounting entries by a Special Committee of the Board of Directors. The Company previously indicated these filings would be delayed pending completion of the review by the Special Committee.

Dynamex is a leading provider of same-day delivery and logistics services in the United States and Canada.

This release contains forward-looking statements which involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, statements with respect to the outcome of the Special Committee's review, acquisition strategy, competition, foreign exchange, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company's filings with the Securities and Exchange Commission. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.


                                        8